Exhibit 10.2(c)

RADIUS HEALTH, INC.
2011 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE
Capitalized terms not specifically defined in this Restricted Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2011 Equity Incentive Plan (as amended from time to time, the “Plan”) of Radius Health, Inc. (the “Company”).
The Company has granted to the participant listed below (“Participant”) the Restricted Stock Units described in this Grant Notice (the “RSUs”), subject to the terms and conditions of the Plan and the Restricted Stock Unit Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:
Grant Date:
Number of RSUs:
Vesting Commencement Date:
Vesting Schedule:
Subject to the terms of the Agreement, the RSUs will vest in four substantially equal annual installments on each of the first four anniversaries of the vesting commencement date set forth above (the “Vesting Commencement Date”), such that the RSUs will be fully vested on the fourth anniversary of the Vesting Commencement Date, provided that the Participant remains in continuous employment or service with the Company from the Grant Date through the relevant anniversary of the Vesting Commencement Date.

Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to agreeing to this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or Committee, as applicable, upon any questions arising under the Plan, this Grant Notice or the Agreement.
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Exhibit A

RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
Article I.
GENERAL
1.1    Award of RSUs and Dividend Equivalents.
(a)    The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one share of Stock (a “Share”) or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement. Participant will have no right to the distribution of any Shares or payment of any cash until the time (if ever) the RSUs have vested.
(b)    The Company hereby grants to Participant, with respect to the number of RSUs set forth in the Grant Notice, a right (a “Dividend Equivalent”) to receive with respect to each RSU payments equivalent to the value of any ordinary cash dividends paid on a single Share, if such dividends are paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable RSU is settled, forfeited or otherwise expires. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid.
1.2    Incorporation of Terms of Plan. The RSUs and Dividend Equivalents are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3    Unsecured Promise. The RSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
ARTICLE II.
VESTING; FORFEITURE AND SETTLEMENT
2.1    Vesting; Forfeiture. The RSUs will vest according to the Vesting Schedule set forth in the Grant Notice, except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. In the event of Participant’s termination of employment or service with the Company and its subsidiaries for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Board or Committee, as applicable, or provided in a binding written agreement between Participant and the Company. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest or be forfeited, as applicable, upon the vesting or forfeiture of the RSU with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.
2.2    Settlement.
(a)    RSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in Shares or cash at the Company’s option as soon as administratively practicable after the applicable anniversary of the Vesting Commencement Date for the RSU, but in no event more than sixty (60) days after each such vesting date.

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(b)    If an RSU is paid in cash, the amount of cash paid with respect to the RSU will equal the Market Value of a Share on the day immediately preceding the payment date. If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Market Value of a Share on the day immediately preceding the payment date.
ARTICLE III.
TAXATION AND TAX WITHHOLDING
3.1    Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
3.2    Tax Withholding.
(a)    The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the RSUs or Dividend Equivalents as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Award.
(b)    Notwithstanding the foregoing or any Plan provision, unless the Board or Committee, as applicable, determines otherwise, the requirement for Participant to satisfy all withholding obligations arising in connection with the RSUs or Dividend Equivalents will be satisfied by placing a market sell order with a broker acceptable to the Company covering a sufficient number of Shares otherwise then-issuable under the Award as are necessary to satisfy the statutory tax withholding obligations arising in connection with the RSUs and Dividend Equivalents, as determined by the Company. The net proceeds of such sale shall be delivered to the Company or its applicable subsidiary upon the settlement of such sale. Participant acknowledges that, unless otherwise determined by the Board or Committee, as applicable, such market sell order will be placed automatically and that it is mandatory, binding and non-discretionary on the part of Participant.
(c)    Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs and the Dividend Equivalents, regardless of any action the Company or any of its subsidiaries takes with respect to any tax withholding obligations that arise in connection with the RSUs or Dividend Equivalents. Neither the Company nor any of its subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the Dividend Equivalents or the subsequent sale of Shares. The Company and its subsidiaries do not commit and are under no obligation to structure the RSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.
ARTICLE IV.
OTHER PROVISIONS
4.1    Adjustments. Participant acknowledges that the RSUs, the Shares subject to the RSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.2    Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address or facsimile number. Any notice to be

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given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.3    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.4    Conformity to Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all applicable laws and, to the extent applicable laws permit, will be deemed amended as necessary to conform to applicable laws. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Plan, the Award and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
4.5    Transfer of Award. Participant may not transfer this Award except by will or the laws of descent and distribution. Upon the Participant’s death, vesting of this Award will cease and the executor or administrator of the Participant’s estate shall be entitled to receive, on behalf of such estate, any such Shares or other consideration that vested but were not issued before the Participant’s death.
4.6    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.7    Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, with the exception, if applicable, of (i) any written employment agreement, offer letter or other written agreement entered into between the Company and Participant that makes an express reference to this Section 4.7 of this Agreement and specifies the terms that should govern this Award, and (ii) any compensation clawback, recoupment, forfeiture or recovery policy that is adopted by the Company from time to time or is otherwise required by applicable law.
4.8    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.9    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general

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unsecured creditor with respect to the RSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.
4.10    Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any of its subsidiaries or interferes with or restricts in any way the rights of the Company and its subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or its subsidiary and Participant.
4.11    Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Participant shall be treated as agent and attorney-in-fact for that interest held or claimed by the Participant’s spouse with respect to this Award and any Shares subject to the RSUs and the parties hereto shall act in all matters as if the Participant was the sole owner of this Award and any such vested Shares. This appointment is coupled with an interest and is irrevocable.
4.12    Acceptance of this Agreement. The Participant must execute this Grant Notice and Agreement by logging on to our administrative agent’s website for the Plan. IF THE PARTICIPANT DOES NOT ELECTRONICALLY ACCEPT THIS AWARD THROUGH THE WEBSITE WITHIN THIRTY (30) DAYS FOLLOWING THE GRANT DATE AND THEREBY ACCEPT THE TERMS AND CONDITIONS OF THIS GRANT NOTICE, AGREEMENT AND THE PLAN, THEN THE PARTICIPANT WILL BE DEEMED TO HAVE DECLINED THE AWARD AND THIS AWARD WILL BE NULL AND VOID (AND THE PARTICIPANT WILL HAVE NO RIGHTS WITH RESPECT TO THE AWARD).